Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-126369, 333-55732, 333-28701 and 333-03631) of our report dated March 21, 2011, with respect to the consolidated financial statements of Riviera Holdings Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 21, 2011